Exhibit 99.1

Madison ETFs Trust Board of Trustees Written Consent

August 14, 2023

1.           Consideration and Approval of Fidelity Bond Policy

Resolved, that it is the finding of the Trustees of the Madison ETFs Trust (the “Trust”) that the fidelity bond (the “Bond”) (substantially in the form provided to the Board of Trustees in connection with its June 26, 2023 meeting) covering, among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 (the “Rule”) promulgated by the Securities and Exchange Commission (the “SEC”) under Section 17(g) of the Investment Company Act of 1940, as amended (the “1940 Act”), is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Trust to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Trust’s assets and the nature of the securities in the Trust’s portfolio; and further

Resolved, that the premium to be paid by the Trust under the Bond be, and it hereby is, approved by the Board of Trustees and separately by a majority of the trustees who are not “interested persons” of the Trust (the “Independent Trustees”) as defined in the 1940 Act; and further

Resolved, that the Bond be, and it hereby is, approved by the Board of Trustees and separately by a majority of the Independent Trustees; and further

Resolved, that the appropriate officers of the Trust be, and they hereby are, authorized and directed to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act, and the rules and regulations thereunder; and further

Resolved, that the Secretary or an Assistant Secretary of the Trust shall file the Bond with the SEC and give all notices required under paragraph(g) of the Rule; and further

Resolved, that the Trustees and the appropriate officers of the Trust, or any of them, are authorized to make any and all payments and to do any and all other acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions; and further

Resolved, that the officers of the Trust be, and they hereby are, authorized and directed to maintain fidelity bond coverage for the Trust jointly with the other insured and to enter into an agreement (substantially in the form attached hereto as Exhibit A), in the name of and on behalf of the Trust, with the other insureds concerning such coverage as required by Rule 17g-1(f).

EXHIBIT A

AMENDED AND RESTATED ALLOCATION AGREEMENT

FIDELITY BOND

THIS AMENDED AND RESTATED ALLOCATION AGREEMENT (“Agreement”) is made as of August 14, 2023, by and among Madison Funds, Ultra Series Fund, Madison Covered Call & Equity Strategy Fund, and Madison ETFs Trust (together, the “Funds”), each of which is a management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

W I T N E S S E T H:

WHEREAS, pursuant to the requirements of Rule 17g-1 under the 1940 Act, the Funds are required to maintain a fidelity bond against larceny and embezzlement covering certain of its officers and employees; and

WHEREAS, Rule 17g-1 provides that when two or more investment companies are managed and/or distributed by the same person or persons, such investment companies may obtain a joint insured bond covering themselves and such person or persons and their affiliates; and

WHEREAS, the Funds have entered into a Joint Insured Fidelity Bond (the “Bond”); and

WHEREAS, the Funds desire to provide for: (i) the method by which the amount of coverage provided under the Bond will be determined from time to time, and (ii) an equitable and proportionate allocation of any proceeds received under the Bond in the event that two or more of the Funds suffer loss and consequently are entitled to recover under the Bond.

NOW THEREFORE, it is hereby agreed among the parties hereto as follows:

1.            Amount of Coverage Maintained. The amount of the fidelity coverage under the Bond shall at all times be at least equal to the total amount of coverage which the Funds would have been required to provide and maintain individually pursuant to the schedule set forth in Rule 17g-1(d) under the 1940 Act had the Funds not been named insureds under the Bond. The amount of fidelity coverage under the Bond shall be approved at least annually by the Board of Trustees of each Fund, including a majority of those trustees who are not “interested persons” of the applicable Fund as defined by Section 2(a)(19) of the 1940 Act (the “Independent Trustees”).

2.            Allocation of Recovery. In the event an actual pecuniary loss is suffered by any two or more of the Funds under circumstances covered by the terms of the Bond, any recovery under the Bond shall be allocated among such Funds as follows:

(a)             If the total amount of coverage provided under the Bond exceeds or is equal to the amount of the combined total amount of loss suffered by the Funds suffering loss, then each such Fund shall be entitled to recover the amount of its actual loss.

(b)            If the amount of loss suffered by each Fund suffering loss exceeds its minimum coverage requirements as set forth in Section 1 hereof and the amount of such Funds’ combined actual losses exceeds the total amount of coverage provided under the Bond, then each such Fund shall be entitled to recover (i) its minimum coverage requirement, and (ii) to the extent there exists any excess coverage, the proportion of such excess coverage which its minimum coverage requirement bears to the amount of the combined minimum coverage requirements of the Funds suffering actual loss; provided, however, that if the actual loss of any of such Funds is less than the sum of (i) and (ii) above, then such difference shall be recoverable by the other Fund or Funds in proportion to their relative minimum coverage requirements.

(c)             If (i) the amount of actual loss suffered by any Fund is less than or equal to its minimum coverage requirement, (ii) the amount of actual loss of another Fund or the other Funds exceeds its or their minimum coverage requirement or requirements, and (iii) the amount of the combined actual losses of the Funds exceeds the total amount of coverage provided under the Bond, then any Fund which has suffered an amount of actual loss less than or equal to its minimum coverage requirement shall be entitled to recover its actual loss. If only one other Fund has suffered actual loss, it shall be entitled to recover the remainder of the amount of the coverage under the Bond. If more than one other Fund has suffered actual loss in excess of the remaining coverage, then the affected Funds shall allocate such remaining amount of coverage in accordance with paragraph (b) of this Section 2.

3.          Allocation of Premium. The Funds entered into investment management/advisory and services agreements with Madison Asset Management, LLC (“Adviser”) that encompasses all expenses, including payment of the Bond premium. Notwithstanding the fact the Adviser is responsible for payment of the portion of the premiums allocated to each Fund pursuant to its applicable agreement, any portion of the premiums for the Bond payable by a Fund shall be allocated pro rata based on the net assets of the Fund relative to the other Funds.

4.          Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by the parties.

5.          Filing with the Commission. A copy of this Agreement and any amendment thereto shall be filed with the U.S. Securities and Exchange Commission within 10 days after the execution thereof to the extent required by Rule 17g-1(g) under the 1940 Act.

6.          Applicable Law. This Agreement shall be construed, and the provisions thereof interpreted under and in accordance with the laws of the State of Wisconsin.

7.          Limitation of Liability of Trustees, Officers and Shareholders. The obligations of the Funds under this Agreement, each of which is organized as either a Delaware business trust or a Massachusetts business trust, are not binding upon any of the trustees, officers or holders of shares of beneficial interest of each such Fund individually, but bind only the respective assets and other property of each Fund.

8.          Miscellaneous. The parties may execute this Agreement in two or more counterparts (not one of which need contain the signatures of all parties), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed in portable document format (.pdf) copy or by other electronic means with the same binding effect as the original.

IN WITNESS WHEREOF, each of the parties has caused this Agreement, as amended and restated, to be executed in its name and behalf by its duly authorized representatives effective as of the date set forth above.

MADISON FUNDS

By:	/s/ Greg Hoppe
Name: Greg Hoppe
Its: Chief Financial Officer & Treasurer

ULTRA SERIES FUND

By:	/s/ Greg Hoppe
Name: Greg Hoppe
Its: Chief Financial Officer and Treasurer

MADISON COVERED CALL & EQUITY STRATEGY FUND

By:	/s/ Greg Hoppe
Name: Greg Hoppe
Its: Chief Financial Officer & Treasurer

MADISON ETFs TRUST

By:	/s/ Greg Hoppe
Name: Greg Hoppe
Its: Chief Financial Officer, Vice President & Treasurer

MADISON ASSET MANAGEMENT, LLC

By:	/s/ Holly S. Baggot
Name: Holly S. Baggot
Its: Vice President